Emerald Oil, Inc. Announces Reverse Stock Split

Denver, Colorado – October 22, 2012 –Emerald Oil, Inc. (“Emerald” or the “Company”) (NYSE MKT: EOX) announced today that the Company’s shareholders have approved a 1-for-7 reverse stock split of the Company’s issued and outstanding common stock (the “Reverse Split”). The Reverse Split became effective on October 22, 2012, and trading of the Company’s common stock on a split-adjusted basis will begin at the opening of trading on Tuesday, October 23, 2012. The Reverse Split was previously disclosed in the proxy materials distributed to the Company’s shareholders in connection with the special shareholders’ meeting held on October 22, 2012 to approve, among other proposals, an amendment to the Company’s Articles of Incorporation to effect the Reverse Split. Emerald’s shares of common stock will continue to trade on the NYSE MKT exchange under the symbol “EOX”.

As a result of the Reverse Split, every seven shares of Emerald common stock were converted into one share of Emerald common stock, thus reducing the Company’s number of shares outstanding from approximately 163.7 million shares to approximately 23.4 million shares (subject to adjustment for fractional shares). As a result of the Reverse Split, proportional adjustments will be automatically made to the number of shares of Emerald’s common stock issuable upon exercise or conversion of Emerald’s outstanding warrants, stock options, and similar, as well as the applicable exercise or conversion price (subject to adjustment for fractional shares).

Emerald has retained its transfer agent, Wells Fargo Shareowner Services, to act as exchange agent for the Reverse Split. The exchange agent will manage the exchange of pre-split shares for post-split shares. As soon as practicable, the exchange agent will provide Emerald shareholders of record as of the effective time of the Reverse Split with a letter of transmittal providing instructions for the exchange of certificates representing pre-split shares of common stock for post-split shares of common stock. Shareholders who hold their shares in “street name” may be contacted by the banks or brokers holding the shares with any relevant instructions.

In addition to approving the Reverse Split at the special meeting of the shareholders, Emerald’s shareholders also approved (i) an amendment to the Company’s Articles of Incorporation to effect a name change from Voyager Oil & Gas, Inc. to Emerald Oil, Inc., which name the Company had previously been doing business under since September 4, 2012; (ii) an amendment to the Company’s Articles of Incorporation to increase the aggregate number of authorized shares of common stock available for issuance from 200,000,000 shares to 500,000,000 shares; and (iii) an amendment to the Company’s 2011 Equity Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under such plan to 3,500,000 shares on a post-Reverse Split basis.

About Emerald

Emerald is a Denver-based independent exploration and production company focused primarily on the development of its approximate 48,100 net acres in the Williston Basin in North Dakota and Montana, prospective for oil in the Bakken and Three Forks formations. The Company has also accumulated 45,000 net acres in the Sandwash Basin in northwest Colorado and southwest Wyoming, prospective for oil in the Niobrara formation, and 33,500 net acres in central Montana, prospective for oil in the Heath formation.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document include statements regarding the expectations, anticipated benefits and closing of, and source of funds for, the acquisition transaction, the Company’s expectations regarding the Company’s operational, exploration and development plans, the Company’s expectations regarding drilling plans, the nature and amount of the Company’s reserves and expectations regarding production, revenues, cash flows and recoveries. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and natural gas, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Contact

Emerald Oil, Inc.

McAndrew Rudisill, President

or Marty Beskow, Vice President of Finance / Capital Markets

(303) 323-0008

info@emeraldoil.com

www.emeraldoil.com